ELGT Announces Results for its Third Quarter Ended
April 30, 2006.

Tuesday, June 20, 2006

Electric & Gas Technology, Inc. (OTC BB:ELGT.OB) today announced financial results for the third quarter of its fiscal year ended April 30, 2006.

Results from continuing operations for the three months ended April 30, 2006 included Sales of $4,407,431 vs. $2,024,000 for the same period a year ago. Year to date sales for the nine months ended April 30, 2006 were $9,108,838 vs.
$6,634,915 for the same period last year. Income/(loss) from continuing operations vs. prior year for the three and nine months were ($654,150) vs. $1,628 and ($627,766) vs. $107,183 respectively.

Daniel A. Zimmerman, President and CEO of ELGT, said, "We are disappointed to report this loss for the third quarter ended April 30, 2006. These losses are largely attributable to the ballot box project awarded to our Logic Metals Technology division in October of last year. This project, although completed in time for the March election, faced numerous challenges getting off the ground. Not the least of these was an unexpected spike in steel prices compounded by a year end mill shortage of the required material. The slow ramp up was exacerbated by a seasonal labor shortage that forced us into excessive use of overtime. Had the project had more time to roll out we would have likely fared better, but instead the result was a substantial miscalculation on the final cost of this large and narrow-margined project.

"Despite this isolated negative result we are undeterred in the pursuit of our top level and longer range objective to build a company with strong and lasting shareholder value. We point to the accomplishments we have made in this current fiscal year. We have successfully concluded the consolidation of discreet operating companies, added significantly to plant equipment and capacity, introduced several new products and most importantly to our longer range plans, added new diversity and strong potential to our contract manufacturing customer base."

Zimmerman continued: "With revenue build as our primary driver in the first three of our five year plan we are well on track, having already eclipsed last year's revenue in the third quarter. The ballot box project had a life of about 90 days. In the months preceding the commencement of that project the core business run rate was at about $600,000 per month. At the conclusion the run rate had increased to over $1,000,000 per month. We project year end revenue for this year to reach $12,000,000, an increase of 41% over the prior year and a 272% increase over a three year period.

"As recently reported, in May we added a key management position to focus on manufacturing operations and gross margin improvement. This also gives our CFO


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more manpower to monitor and control  inventories and improve cost analysis.  It gives me, as CEO, the time to view the organization from a more strategic perspective and begin focusing on making the investing public more aware of our company. This initiative has already gained momentum with recent purchases of the Company's common stock by several micro-cap fund managers."

Zimmerman concluded: "Our operating objective for fiscal year end 2007 will continue to focus on top line revenue build but with equally aggressive emphasis on turning that revenue into bottom line profitability."

Electric & Gas Technology, Inc. (ELGT) is a publicly traded company that, through its subsidiaries, operates in two main segments: (1) Utilities Products and (2) Contract Manufacturing.

This release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, which represents the Company's expectations or beliefs concerning, among other things, future operating results and various components thereof and the adequacy of future operations to provide sufficient liquidity. The Company cautions that such matters necessarily involve significant risks and uncertainties that could cause actual operating results and liquidity needs to differ materially from such statements, including, without limitation: (i) increased competition, (ii) the price-sensitive nature of product demand, (iii) the Company's dependence upon favorable pricing from its suppliers and (iv) other risks indicated herein and in filings with the SEC.

Contact:
Electric & Gas Technology, Inc., Garland
Vicki Arner, 972-840-3223
ir@elgt.com